EXHIBIT 99.1

Umami Sustainable Seafood and Kali Tuna Enter into a $10.4 Million Credit Facility

SAN DIEGO, July 17, 2013 (BUSINESS WIRE) -- On June 17, 2013, Umami Sustainable Seafood, Inc. (“Umami”), Kali Tuna d.o.o (“Kali”), a subsidiary of Umami, and MB LUBIN d.o.o. (“Lubin”) entered into a new credit agreement (the “New Credit Facility”), dated as of that date, with Erste&Steiermaerkische bank d.d. (“Erste Bank”), as administrative agent and the lenders party thereto.

The New Credit Facility replaces the previous credit agreement dated as of July 25, 2012 (the “Original Credit Facility”) among Kali, as the borrower, Umami and Lubin, as the guarantors, and Erste Bank, as administrative agent acting on behalf of the lender, Croatian Bank For The Reconstruction and Development (“HBOR”), that provided for a Croatian Kuna (“HRK”) 60 million (approximately $10.4 million) secured revolving credit facility. The Original Credit Facility, which was structured in two tranches, expired on February 28, 2013 and March 31, 2013, when amounts due thereunder were repaid in full and on time.

The New Credit Facility provides for up to HRK 60 million (approximately $10.4 million). All commitments under the New Credit Facility will mature on April 30, 2014.

The lenders under the New Credit Facility are secured by a pledge/lien on the majority of Kali’s and Lubin’s assets, including a pledge of Kali’s equity holdings in Umami (7.86 million shares of Umami common stock). Umami and Lubin are corporate guarantors under the New Credit Facility.

On June 28, 2013, Kali (together with the above corporate guarantors) entered into a short-term working capital loan agreement under the New Credit Facility that provides up to Japanese Yen (“JPY”) 860 million (approximately $8.7 million) (the “JPY Loan Agreement”). Upon full draw-down of amounts available under the JPY Loan Agreement, the remainder of the New Credit Facility (i.e., approximately HRK 10 million, or $1.7 million) is expected to be provided by HBOR as lender and Erste Bank as administrative agent, through an HRK short-term working capital revolving loan.

On July 8, 2013, Kali received approximately JPY 420 million (approximately $4.25 million) under the New Credit Facility and the JPY Loan Agreement. The JPY Loan Agreement under the New Credit Facility provides for new pricing terms that increase the applicable margin on the loans relative to the Original Credit Facility. The applicable interest rate on borrowings under the JPY Loan Agreement is the three-month JPY LIBOR plus 650 basis points. Interest is payable monthly in arrears. Kali paid upfront fees equal to 0.85% of the full amount available under the JPY Credit Agreement.

The terms under which amounts outstanding under the New Credit Facility may be accelerated did not materially change from those under the Original Credit Facility.

“This credit facility is an important agreement for Umami and Kali Tuna and it improves our liquidity position,” said Timothy Fitzpatrick, Umami’s chief financial officer.